 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. TO RAISE $1,550,000 IN PRIVATE PLACEMENT

Addison, Texas, September 11, 2015; ULURU Inc. (OTCQB: ULUR), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced the signing of a definitive agreement to sell an aggregate of 4,079,539 shares of its common stock at a price per share of $0.38 to a group of European investors, which is expected to result in gross proceeds of $1,550,225.  Under the terms of the agreement, the Company is obligated to file a registration statement registering the re-sale of the purchased shares, and the transaction will close promptly following the effectiveness of the registration statement.  Such registration statement is required to be filed with the Securities and Exchange Commission promptly and the Company will use its best efforts to have it declared effective at the earliest possible date.  The net proceeds of the private placement after expenses is estimated to be approximately $1,350,000.

The shares offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the anticipated closing of the transaction. These statements are subject to numerous risks and uncertainties, including but not limited to the risk that the funding will not close for a number of possible reasons, including the failure of one or more investors to fund after the satisfaction of all conditions precedent, the failure of the Company to file the registration statement or cause it to be effective on a timely basis, factors affecting capital markets and liquidity generally, and additional factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by us with the Securities and Exchange Commission.